EXHIBIT 15
Independent Registered Public Accounting Firm’s Acknowledgment Letter
The Shareholders and Board of Directors
State Street Corporation
We are aware of the incorporation by reference in Registration Statements (Form S-3: Nos. 333-179875, 333-157882 and 333-155672, and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696, 333-160171 and 333-183656) of our report dated November 2, 2012 relating to the unaudited consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended September 30, 2012.
Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.
/s/ Ernst & Young LLP
Boston, Massachusetts
November 2, 2012